Filed Pursuant to Rule 424(b)(5)
                                                File No. 333-43573


PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated January 15, 1998)



                               2,750,000 Shares


                         Hospitality Properties Trust

                      Common Shares of Beneficial Interest

                               ----------------

     We are offering for sale 2,750,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange under the symbol "HPT." The last reported sale price for the common shares on November 11, 1998 was $26.6875 per share.


                               ----------------

                                                                  Per Share         Total
                                                                  ---------      ------------
    Public Offering Price .....................................   $ 26.6875      $73,390,625
    Underwriting Discount .....................................   $  1.37        $ 3,767,500
    Proceeds, before expenses, to Hospitality Properties Trust    $ 25.3175      $69,623,125

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We have granted the underwriter a 30-day option to purchase up to an additional 412,500 shares in order to satisfy overallotments, if any.

     We expect that the common shares will be ready for delivery in New York, New York on or about November 17, 1998.







                               ----------------

                              Merrill Lynch & Co.

                               ----------------

          The date of this prospectus supplement is November 11, 1998.

                               Table of Contents

                                                                             Page
                                                                            -----
                              Prospectus Supplement
The Company ...............................................................  S-3
Recent Developments .......................................................  S-4
Price Range of Shares .....................................................  S-6
Dividends .................................................................  S-6
Use of Proceeds ...........................................................  S-6
Federal Income Tax and ERISA Consequences .................................  S-7
Underwriting ..............................................................  S-9
Legal Matters .............................................................  S-10
Experts ...................................................................  S-10
Incorporation of Certain Information by Reference .........................  S-11
Where You Can Find More Information .......................................  S-11
Forward-Looking Statements ................................................  S-12
                                   Prospectus
Available Information .....................................................   ii
Incorporation of Certain Documents by Reference ...........................   ii
The Company ...............................................................   1
Use of Proceeds ...........................................................   1
Ratio of Earnings to Fixed Charges ........................................   1
Description of Debt Securities ............................................   2
Description of Shares .....................................................  11
Description of Preferred Shares ...........................................  11
Description of Depositary Shares ..........................................  17
Description of Warrants ...................................................  20
Limitation of Liability; Shareholder Liability ............................  20
Redemption; Trustees; Business Combinations and Control Share Acquisitions   21
Plan of Distribution ......................................................  25
Legal Matters .............................................................  26
Experts ...................................................................  26

     In this prospectus supplement, the term "HPT" includes Hospitality Properties Trust and its consolidated subsidiaries.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  THE COMPANY

     Hospitality Properties Trust ("HPT") is a real estate investment trust ("REIT") formed to acquire, own and lease hotels. We currently own or have entered agreements to acquire a total of 167 hotels with 22,367 rooms costing approximately $1.8 billion. Our business strategy is to invest in high quality hotels leased to experienced hotel operators for minimum rents which exceed our cost of capital. The average age of our hotels is six years. We believe that our hotels are among the newest, best designed and best located hotels in their respective market segments.



                        HPT Investments by Hotel Brand



Summerfield Suites(R)
15 hotels/1,822 rooms
$240 million ..................................  14%

Residence Inn by Marriott(R)
31 hotels/3,961 suites
$335 million ..................................  19%

Courtyard by Marriott(R)
63 hotels/8,982 rooms
$621 million ..................................  35%

Wyndham(R)
12 hotels/2,321 rooms
$183 million ..................................  10%

Sumner Suites(R)
14 hotels/1,641 suites
$140 million ..................................   8%

Candlewood(R)
32 hotels/3,640 suites
$241 milion ...................................  14%




     One of our principal business objectives is to achieve growth in cash flow from dependable and diverse revenue sources. To achieve this objective, we seek to operate as follows: invest in high quality properties operated by unaffiliated hotel operating companies; use moderate debt leverage to fund additional investments; design leases which require minimum rents which provide positive spreads over our cost of investment capital; and pursue diversification so that we receive our rents from diverse properties and operators.

     Most other public hotel REITs seek to control the operations of hotels in which they invest by leasing their properties to affiliated tenants. These other hotel REITs generally design their affiliated leases to capture substantially all net operating revenues from their hotels as cash available for distribution (CAD). Our leases are designed so that net operating revenues from our hotels may exceed our rents by considerable coverage margins.

     HPT is organized as a Maryland real estate investment trust. Its principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and its telephone number is (617) 964-8389.

                              RECENT DEVELOPMENTS


     From January 1, 1998 through the date hereof, we have engaged in the following significant activities.


Investments

     Closed Acquisitions for $489 Million. Since January 1998, we have purchased 43 hotels (5,207 rooms/suites) for $489 million.

   o 15 Summerfield Suites[RegTM] hotels (1,822 rooms/suites) for $240 million. These hotels are leased on a combined basis to a subsidiary of Summerfield Hotel Corporation. Summerfield is a 100% owned subsidiary of Patriot American Hospitality, Inc. ("Patriot"), a publicly owned company listed on the NYSE. This lease has an initial term ending in 2015. Under the lease we are entitled to receive minimum rent of $25 million per year plus percentage rent based upon increases in total sales at these hotels.

   o 23 Candlewood[RegTM] hotels (2,586 rooms/suites) for $168 million. We have agreed to purchase two combinations of Candlewood hotels. Each combination of Candlewood hotels is leased to a subsidiary of Candlewood Hotel Corporation ("Candlewood"), a publicly held company listed on Nasdaq. The first purchase agreement involved our buying 15 hotels for $100 million. We purchased five of these 15 hotels during 1997, and we purchased the remaining 10 hotels between January and April 1998. The lease for the first combination expires in 2011. The second purchase agreement, entered into in May 1998, involved our buying 17 hotels for $141 million. As of November 6, 1998, we have acquired 13 of these 17 hotels. The lease for the second combination expires in 2011. Under both leases we are entitled to receive annual minimum rents equal to 10% of the hotel purchase prices plus percentage rent based upon increases in total sales at these hotels.

   o Two Residence Inn by Marriott[RegTM] and Three Courtyard by Marriott[RegTM] hotels (799 rooms/ suites) for $81 million. We currently own four combinations of Marriott hotels. We purchased three of these combinations involving 28 Residence Inn by Marriott[RegTM] and 57 Courtyard by Marriott[RegTM] hotels in 1995, 1996 and 1997. All of our Marriott hotels are leased to or managed by subsidiaries of Marriott International Inc. ("Marriott"), a publicly owned company listed on the NYSE. We entered into an agreement to purchase the fourth combination of Marriott hotels (six Residence Inn by Marriott[RegTM] and three Courtyard by Marriott[RegTM] hotels) in 1997. We have now acquired eight of the nine hotels in this fourth combination. The lease term for this fourth combination of Marriott hotels is through 2012. Under the leases for these hotels we are entitled to receive annual minimum rent equal to 10% of our purchase price plus percentage rent based upon increases in total sales at these hotels.

     Committed Acquisitions for $48 Million. We have entered into agreements, described above, to acquire an additional five hotels (621 rooms/suites) for $48 million. These five hotels include four Candlewood[RegTM] hotels and one Courtyard by Marriott[RegTM] hotel. When we acquire these hotels, we will add them to the combination leases described above. We expect to buy four of these hotels during 1998 and the remaining hotel in early 1999.

     Other Investment Activities. In the normal course of our business, we regularly evaluate opportunities to acquire and lease hotels. We currently have several such investment opportunities under consideration. However, other than the transactions described above, none of these investment opportunities has matured to the point where we have entered into a purchase agreement. We may agree to acquire and lease additional hotels involving material amounts before the end of 1998.

Financing

     Investment Grade Ratings. In February 1998, HPT became the first and is today the only hotel REIT to have its senior unsecured debt rated investment grade by Moody's Investors Service (Baa3) and Standard and Poor's (BBB-).

     Issuance of Unsecured Notes. During February 1998, we issued $150 million of unsecured 7% Senior Notes which mature in February 2008. During November 1998, we agreed to issue $100 million of 81/4% Monthly Income Senior Notes which mature in November 2005. We expect to receive $97.5 million of net proceeds (after underwriters' discount) on or about November 12, 1998. We expect to use such net proceeds to repay a portion of the amount outstanding on our bank credit facility. In connection with our public offering of the notes maturing in 2005, we granted to our underwriters a 30-day option to purchase additional notes on the same terms and conditions as the initial issuance. The option covers to up to $15 million principal amount of notes and may be exercised in order to satisfy overallotments, if any. We cannot predict whether the underwriters will exercise the option.

     Prepayment of All Secured Debt. At the end of 1997, certain of our properties were encumbered by $125 million of mortgage debt and our revolving credit facility was secured by mortgages on other properties. In February 1998, we prepaid all of our secured obligations, and we now have no secured debt outstanding.

     Expanded Revolving Credit Facility. In June 1998, we closed a $300 million unsecured, four-year, revolving credit facility with a syndicate of 14 banks (the "Credit Facility"). The Credit Facility is priced at a spread over LIBOR and expires in 2002.

     $135 Million of Common Equity. During 1998, we sold 3.9 million common shares of beneficial interest in offerings to five unit investment trusts sponsored by certain investment banks. These offerings raised a total of $135 million of gross proceeds ($128 million net after underwriters' discounts).

                             PRICE RANGE OF SHARES

     HPT's common shares are listed on the NYSE under the symbol "HPT." The following table sets forth the range of high and low closing sales prices per common share on the NYSE on a quarterly basis from August 15, 1995, the initial public offering date, through the date indicated.


                                                               Price Range
                                                            of Common Shares
                                                         -----------------------
                                                            High          Low
      1995:
         3rd quarter (from August 15) ................    $  26-3/8     $  24-5/8
         4th quarter .................................       26-3/4        24-3/4

      1996:
         1st quarter .................................    $  27-3/4     $  25-5/8
         2nd quarter .................................       26-3/4        24-3/4
         3rd quarter .................................       26-7/8        25-1/2
         4th quarter .................................       29-1/2        25-5/8

      1997:
         1st quarter .................................    $  33        $   28-3/8
         2nd quarter .................................       32-1/8        29-3/8
         3rd quarter .................................     35-15/16       30-7/16
         4th quarter .................................      38-5/16        31-3/4

      1998:
         1st quarter .................................    $  36-3/4     $ 32-1/16
         2nd quarter .................................       35-5/8        29-7/8
         3rd quarter .................................      34-9/16      24-13/16
         4th quarter (through November 11, 1998) .....     29-15/16       25-5/16

                                   DIVIDENDS

     We pay regular quarterly dividends on our common shares. The current quarterly dividend rate is $0.66 per share. The following chart shows the history of our dividend rate since 1996. The dividends shown are generally paid in the quarter following the quarter to which they relate.



                                     1996        1997        1998
                                  ---------   ---------   ---------
      First Quarter ...........    $  .58      $  .59      $  .64
      Second Quarter ..........       .58         .61         .65
      Third Quarter ...........       .59         .62         .66
      Fourth Quarter ..........       .59         .63          --
  Total .......................    $ 2.34      $ 2.45

                                USE OF PROCEEDS

     We estimate that the proceeds of this offering of common shares after the underwriting discount will be approximately $70 million. We expect to use the net proceeds of this offering to repay a portion of amounts outstanding under the Credit Facility and for general business purposes. The Credit Facility bears interest at LIBOR plus a spread and matures on March 19, 2002. At September 30, 1998, the effective interest rate on the Credit Facility was 6.76% per annum. Until we use the proceeds of this offering, they will be deposited in interest-bearing accounts or invested in short-term securities, including securities which may not be investment grade rated.

                   FEDERAL INCOME TAX AND ERISA CONSEQUENCES

     The following description of certain federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), considerations relating to HPT supplements and updates the more detailed description of these matters in our Annual Report on Form 10-K for the year ended December 31, 1997, which we incorporate in this prospectus supplement by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our 1997 Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our 1997 Annual Report, Sullivan & Worcester LLP has given opinions to the effect (1) that HPT has been organized in conformity with the requirements for federal tax qualification as a REIT, that HPT has qualified as a REIT for its taxable years 1995, 1996 and 1997, and that our current and currently anticipated investments and our current plan of operation will enable us to continue to meet the requirements for federal tax qualification and taxation as a REIT, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, the common shares are publicly offered securities and the assets of HPT will not be deemed to be "plan assets" under ERISA.

     Subject to the detailed discussion contained in our 1997 Annual Report, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Internal Revenue Code of 1986, as amended (the "Tax Code"). As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to you generally will be includable in your income as dividends to the extent such distributions do not exceed current or accumulated earnings; distributions in excess of current or accumulated earnings generally will be treated for tax purposes as a return of capital to the extent of your basis in your common shares, and will reduce such basis.

     The Taxpayer Relief Act of 1997 provided that for certain noncorporate U.S. shareholders, long-term capital gains taken into account on or after May 7, 1997 were taxed at varying maximum rates of 20%, 25%, or 28%, depending generally upon the type of property disposed of and the holding period in such property at the time of disposition. Generally, gains from the sale of property held for more than 18 months were taxed at the 20% rate, gains from the sale of property held more than one year but not more than 18 months were taxed at the 28% rate, and gains attributable to depreciation with respect to real estate held more than 18 months were taxed at the 25% rate. The Internal Revenue Service Restructuring and Reform Act of 1998 reduced these holding period requirements for the 20% and 25% maximum rates from more than 18 months to more than one year, effective generally for amounts properly taken into account on or after January 1, 1998. Thus, gains from the sale of property held for more than one year are now generally taxed at the 20% (rather than 28%) maximum rate, with a special 25% maximum rate for gains attributable to real estate depreciation. Accordingly, we expect that if we pay any 1998 capital gain dividends, they will be subject to the maximum rates of 20% and 25% for an eligible noncorporate U.S. shareholder. Similarly, capital gain on common shares held for over one year will generally be long-term capital gains taxed at a 20% maximum rate for an eligible noncorporate U.S. shareholder.

     We intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to
Section 4975 of the Tax Code which acquires our common shares.

     Before you purchase our common shares, we advise you to consult your own professional advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the purchase, ownership and sale of the common shares offered in this offering.

                                 UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase from us, 2,750,000 common shares of beneficial interest. In the underwriting agreement, the Underwriter has agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the common shares if any of the common shares are purchased.

     The Underwriter has advised us that it proposes initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $.70 per common share. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $.10 per share to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

     We have granted to the Underwriter an option to purchase up to an aggregate of 412,500 additional common shares, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement, solely to cover overallotments, if any. The option may be exercised at any time within 30 days after the date of this prospectus supplement.

     The following table shows the per share and total underwriting discount to be paid by us to the Underwriter. This information is presented assuming either no exercise or full exercise by the Underwriter of its overallotment option.


                                                    Per Share      Without Option      With Option
                                                    ---------      --------------      ------------
   Public offering price ......................     $ 26.6875        $73,390,625      $84,399,219
   Underwriting discount ......................     $    1.37        $ 3,767,500      $ 4,332,625
   Proceeds, before expenses, to HPT ..........     $ 25.3175        $69,623,125      $80,066,594

     We estimate that we will spend approximately $500,000 for printing, legal, accounting, transfer agent, NYSE listing and other expenses related to the offering of the common shares.

     Until the distribution of the common shares is completed, rules of the SEC may limit the ability of the Underwriter to bid for and purchase common shares. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the common shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

     If the Underwriter creates a short position in the common shares in connection with this offering, i.e., it sells more common shares than are set forth on the cover page of this prospectus supplement, the Underwriter may reduce that short position by purchasing common shares in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     We have agreed that for a period of 30 days from the date of this prospectus supplement we will not, without prior and written consent of the Underwriter, offer, sell or otherwise dispose of any common shares or any other security convertible into or exercisable for common shares (except for the common shares offered in this offering and common shares issued pursuant to our Incentive Share Award Plan).

     In the ordinary course of its business, the Underwriter and its affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us.


                                 LEGAL MATTERS

     Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, have issued an opinion about the legality of the common shares. Brown & Wood LLP, New York, New York, the Underwriter's lawyers, will also issue an opinion for the Underwriter. Sullivan & Worcester LLP and Brown & Wood LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our Managing Trustees. Mr. Portnoy is also a Managing Trustee of HRPT Properties Trust and a director and 50% owner of REIT Management & Research, Inc., the investment advisor to HPT. Sullivan & Worcester LLP represents HRPT Properties Trust, REIT Management & Research, Inc. and certain of their affiliates on various matters.



                                    EXPERTS

     In addition to the matters referred to in the accompanying Prospectus under the caption "Experts," the (i) consolidated financial statements and related schedule of HPT for the years ended December 31, 1997, 1996 and 1995 appearing in HPT's Current Report on Form 8-K dated February 11, 1998 and (ii) financial statements of HMH HPT Courtyard, Inc., a significant lessee as of January 3, 1997 and January 2, 1998 and for the two fiscal years ended January 2, 1998 and the period from March 24, 1995 (inception) to December 29, 1995 appearing in HPT's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the related registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. Such reports are incorporated herein and in the registration statement by reference in reliance upon the authority of said firm as experts in giving said reports.

     In addition, the combined financial statements of SC Suites Summerfield Partnerships as of January 2, 1998 and January 3, 1997 and for the years ended January 2, 1998, January 3, 1997 and December 29, 1995, appearing in HPT's Current Report on Form 8-K dated April 15, 1998, and incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the related registration statement, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto. Such report is incorporated herein and in the registration statement by reference in reliance on their report given on their authority as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act"):

   o  Annual Report on Form 10-K for the year ended December 31, 1997;

   o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

   o Current Reports on Form 8-K dated February 11, 1998, February 12, 1998, February 13, 1998, February 18, 1998, February 20, 1998, February 24, 1998, April 15, 1998, April 16, 1998, April 21, 1998, October 29, 1998,
      November 6, 1998 and November 11, 1998.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

   o  Reports filed under Sections 13(a) and (c) of the Exchange Act;

   o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

   o  Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

       Investor Relations
       Hospitality Properties Trust
       400 Centre Street
       Newton, Massachusetts 02458
       (617) 964-8389


                      WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                          FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains forward-looking statements. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

                               ----------------
     The Declaration of Trust of HPT, amended and restated on August 21, 1995, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "Hospitality Properties Trust" refers to the trustees under the Declaration of Trust, as so amended, collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HPT. All persons dealing with HPT, in any way, shall look only to the assets of HPT for the payment of any sum or the performance of any obligation.

================================================================================
                               2,750,000 Shares






                         Hospitality Properties Trust




                     Common Shares of Beneficial Interest





                            -------------------------
                              PROSPECTUS SUPPLEMENT
                            -------------------------




                              Merrill Lynch & Co.






                               November 11, 1998

================================================================================